Exhibit 10.8

CONFIDENTIAL

Board of Directors Compensation Policy

This policy sets forth the compensation for non-employee members of the Board of Directors of Zynerba Pharmaceuticals, Inc. (“Company”) from and after January 1, 2022. The Board of Directors may change this policy at any time.

Compensation Element	Amount	Paid or Granted
Board of Directors: • Director Retainer • Lead Independent Director • Annual Option Grant • Annual RSA Grant • New Director Option Grant	$40,000 per year $30,000 per year 7,500 options2 3 5,000 restricted shares2 3 35,000 options[2]	Quarterly[1] Quarterly[1] Annually[4] Annually[4] At sign-on5
Audit Committee: • Chair Retainer • Member Retainer	$20,000 per year $ 10,000 per year	Quarterly[1] Quarterly[1]
Compensation Committee: • Chair Retainer • Member Retainer	$15,000 per year $7,500 per year	Quarterly[1] Quarterly[1]
Nominating and Corporate Governance Committee: • Chair Retainer • Member Retainer	$ 10,000 per year $ 5,000 per year	Quarterly[1] Quarterly[1]
Expenses: • Reimbursed		With receipts as submitted

______________________________

1Quarterly cash payments are disbursed at the beginning of each calendar quarter for service during the quarter and are subject to adjustment by the Board of Directors from time to time. Prior to the beginning of each such calendar year, directors may submit an election to receive stock options in lieu of quarterly cash payments during that year, in an amount based on the Black-Scholes valuation. Options in lieu of cash compensation are fully vested on the date of grant.

[2]

All options granted to non-employee directors shall have an exercise price equal to the closing price per share on the date of grant and a term of 10 years. Upon a termination of service, unvested options or restricted shares expire and vested options remain exercisable for one year.

3The number of shares subject to the annual Option and RSA grants may be adjusted to meet a minimum threshold of $60,000 in value, with options to restricted shares awarded on a 1.5:1 basis. The number of options will be calculated using the Black-Scholes valuation and the number of restricted shares calculated using the closing sales price of the Company’s common stock on the applicable grant date.

4Annual Option and RSA Grants are made on the date of the Annual Meeting of Stockholders to all non-employee directors in office after the Annual Meeting; Annual Option and RSA Grants vest in full on the earlier of the day before the following year’s Annual Meeting, and the one-year anniversary of the grant date, but vest in full earlier upon a change of control of the Company or the death or total disability of the director.

Exhibit 10.8

CONFIDENTIAL

[5]

New Director Option Grants are made on the date that a new non-employee director joins the Board. New Director Option Grants vest one-third per year beginning on the one-year anniversary of the grant date, but vest in full earlier upon a change of control of Company or the death or total disability of the director.